EXHIBIT 2

FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT (the “First Amendment”) is made as of October 17, 2005, by and between Sonus Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and U.S. Stock Transfer Corporation (the “Rights Agent”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement dated as of July 24, 2002 (the “Rights Agreement”);

WHEREAS, the Distribution Date has not yet occurred;

WHEREAS, the Board of Directors has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth below and directs that this First Amendment be adopted by resolution approved on October 14, 2005; and

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of holders of Common Shares.

NOW, THEREFORE, the parties agree to amend the Rights Agreement as follows:

1.                                       The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be restated in its entirety to read as follows:

“(a) ’Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity holding shares of Common Stock of the Company for or pursuant to the terms of any such plan or (ii) shall not include, subject to the limitations set forth in proviso at the end of this sentence, Schering AG, its Affiliates or Associates; provided, however, notwithstanding the foregoing, Schering AG, its Affiliates and Associates shall be an “Acquiring Person” if Schering AG, its Affiliates and Associates shall be the Beneficial Owner of more than 16% of the shares of Common Stock of the Company then outstanding.  Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock of the Company outstanding, increases the proportionate number of shares of Common Stock of the Company beneficially owned by such

Person to 15% or more of the shares of Common Stock of the Company then outstanding (or the Beneficial Owner of more than 16% of the shares of Common Stock of the Company then outstanding in the case of Schering AG, its Affiliates and Associates); provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (or the Beneficial Owner of more than 16% of the shares of Common Stock of the Company then outstanding in the case of Schering AG, its Affiliates and Associates) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person.”  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

2.                                       Section 27 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Section 27.  Supplements and Amendments.  Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock; provided, however, for so long as Schering AG, its Affiliates and Associates beneficially own 10% or more of the shares of Common Stock of the Company then outstanding, subsection (ii) of the first sentence of Section 1(a) hereof, and the conforming provisions of Section 1(a) hereof, may not be amended without the prior written consent of Schering AG.  From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an

Affiliate or Associate of an Acquiring Person); provided, however, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights.  Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment.  Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

3.                                       Except as set forth herein, the Rights Agreement shall remain in full force and effect, and terms not otherwise defined herein shall having the meanings ascribed to them in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date and year first above written.

SONUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

U.S. STOCK TRANSFER CORPORATION

By:
Name:
Title: